Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
December 12, 2006		(973) 802-4149

PRUDENTIAL FINANCIAL SETTLEMENTS IN GROUP INSURANCE REGULATORY INVESTIGATIONS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) confirmed today that its subsidiary, The Prudential Insurance Company of America, has reached separate settlements with the New York Attorney General and California Department of Insurance in connection with their investigations into regulatory matters involving its Group insurance business.

Under the terms of the settlement with the NY Attorney General, the company agreed to pay $2.5 million as a penalty to the State of New York and $16.5 million into a fund to be paid to certain group insurance policyholders, and to make changes to its business practices. The separate settlement with the California Department of Insurance requires changes to business practices but no fines or remediation.

Prudential cooperated with the authorities throughout the process and voluntarily implemented procedures for the disclosure of contingent commissions retroactive to January 2004. Under the terms of the New York settlement agreement, Prudential has also agreed to discontinue paying contingent commissions. The settlements resolve these investigations and are in the best interest of Prudential and its policyholders.

Prudential Financial companies, with approximately $586 billion in total assets under management as of September 30, 2006, serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the United States. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement-related services and administration, asset management, banking and trust services, real estate brokerage franchises, relocation services and, through a joint venture, retail securities brokerage services. For more information, visit www.prudential.com.